UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 29, 2019

IHS MARKIT LTD.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-36495	98-1166311
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4th Floor, Ropemaker Place,

25 Ropemaker Street

London, England

EC2Y 9LY

(Address of principal executive offices)

+44 20 7260 2000
(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.01 par value per share	INFO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 29, 2019 (the “Closing Date”), IHS Markit Ltd. (the “Company”) entered into a new multi-year Credit Agreement (the “New Revolving Credit Agreement”) with Bank of America, N.A., as administrative agent, and a syndicate of lenders party thereto, for a senior unsecured revolving credit facility in an aggregate principal amount of $1,250 million (the “New Revolver”).

On the Closing Date, $237 million of loans under the New Revolver were borrowed by the Company, and such amounts were used to repay revolving loans outstanding under the Credit Agreement dated as of June 25, 2018, among the Company, as borrower, certain lenders party thereto and Bank of America N.A., as administrative agent, which was terminated in full on the Closing Date. The New Revolver will also be used for general corporate purposes.

The New Revolver, subject to certain conditions and limitations, may be borrowed from time to time in U.S. dollars and other currencies as set forth in the New Revolving Credit Agreement. Up to $25 million of the New Revolver are available for letters of credit. The Company may, subject to certain conditions and limitations, increase the revolving credit commitments outstanding under the New Revolving Credit Agreement in an aggregate principal amount not to exceed $750 million.

The New Revolver matures on November 29, 2024 and the commitments under the New Revolver are unsecured. The obligations of the Company under the New Revolving Credit Agreement are not guaranteed by any of its subsidiaries. The outstanding loans under the New Revolver may, at the option of the Company, bear interest based on an alternate base rate (equal to the highest of (a) the federal funds rate plus 0.50%, (b) Bank of America, N.A.’s “prime rate,” and (c) the Eurodollar rate plus 1.00%) or a “Eurodollar rate” (equal to the London Interbank Offered Rate (“LIBOR”) for the selected interest period), plus, in either case, an applicable margin ranging from 0.00% to 0.625% for alternate base rate loans and ranging from 1.00% to 1.625% for Eurodollar rate loans, with such applicable margin dependent upon the corporate family rating or corporate rating of the Company (the “Credit Rating”). Loans denominated in currencies other than U.S. Dollars bear interest similarly, and with the same margins, except the base to which such margin is added may differ from those described above, in the manner set forth in the New Revolving Credit Agreement, depending on the applicable currency. Additionally, the New Revolving Credit Agreement contains a fee in respect of the average daily unused revolving credit commitments under the New Revolver based on a commitment fee rate ranging from 0.10% to 0.25% dependent upon the Credit Rating.

The New Revolving Credit Agreement contains certain financial covenants, including a maximum Leverage Ratio of 3.75:1.00, with such maximum Leverage Ratio increasing to 4.25:1.00 during an Elevated Leverage Period (as defined in the New Revolving Credit Agreement) and a minimum Interest Coverage Ratio of 3.00:1.00, each as more fully described in the New Revolving Credit Agreement. Such Leverage Ratio test is also subject to modification for certain material acquisitions as set forth in the New Revolving Credit Agreement.

The New Revolving Credit Agreement limits the ability of the Company’s subsidiaries to incur or guarantee additional debt and the ability of the Company and its subsidiaries to incur certain liens and engage in certain types of fundamental change transactions. In addition, the New Revolving Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default.

The foregoing description of the New Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the New Revolving Credit Agreement, which is attached as Exhibit 10.1.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the Company’s entry into the New Revolving Credit Agreement described in Item 1.01 hereof, the Company repaid and terminated the Credit Agreement dated as of June 25, 2018 described in Item 1.01 hereof.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

Exhibit 10.1	Credit Agreement dated as of November 29, 2019 by and among IHS Markit Ltd., the lenders from time to time party thereto and Bank of America, N.A., as administrative agent
Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS MARKIT LTD.

December 2, 2019	By:	/s/ Sari Granat
		Name:	Sari Granat
		Title:	Executive Vice President and General Counsel